Exhibit 5.1

December 1, 2015

AvalonBay Communities, Inc.

Ballston Tower

671 N. Glebe Road, Suite 800

Arlington, Virginia 22203

Re:          Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-202185) (as amended or supplemented, the “Registration Statement”) filed on February 19, 2015 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Avalonbay Communities, Inc., a Maryland corporation (the “Company”)  of an unlimited amount of any combination of securities of the types specified therein.  The Registration Statement became effective upon filing with the Commission on February 19, 2015.  Reference is made to our opinion letter dated February 19, 2015 and included as Exhibit 5.1 to the Registration Statement.  We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on December 1, 2015 by the Company with the Commission pursuant to Rule 424 under the Securities Act.  The Prospectus Supplement relates to the offering by the Company of up to $1,000,000,000 in shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”) covered by the Registration Statement.

The Shares may be offered and sold from time to time pursuant to the terms of eight separate sales agency financing agreements, each dated December 1, 2015 (collectively, the “Sales Agency Financing Agreements”) with each of Goldman, Sachs & Co., Barclays Capital Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, UBS Securities LLC and Wells Fargo Securities, LLC (and, in certain cases, their respective affiliates) (when acting in this capacity, collectively, the “Sales Agents”) as sales agents relating to issuances, offers and sales of the Shares.  Concurrently with entry into the Sales Agency Financing Agreements, the Company has entered into eight separate master forward sale agreements and related supplemental confirmations (collectively, the “Master Forward Sale Agreements”) between the Company and each of the Sales Agents or their respective affiliates, acting as forward purchasers, providing for the future issuance from time to time of the Shares.  The Sales Agency Financing Agreements and the Master Forward Sale Agreements are referred to collectively as the “Agreements.”

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below.  We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

For purposes of the opinion set forth below, we have assumed that the Shares are issued for a price per share equal to or greater than the minimum price authorized by the Company’s board of directors prior to the date hereof (the “Minimum Price”) and, in the future, the Company does not issue shares of Common Stock or reduce the total number of shares of Common Stock that the Company is authorized to issue under its articles of incorporation such that the number of authorized but unissued shares of Common Stock under the Company’s articles of incorporation is less than the number of unissued Shares that may be issued for the Minimum Price.

The opinion set forth below is limited to the Maryland General Corporation Law (which includes reported judicial decisions interpreting the Maryland General Corporation Law).

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued, delivered and paid for in accordance with the Agreement(s) and in exchange for a price per share equal to or greater than the minimum price authorized by the Company’s board of directors, will be validly issued, fully paid and nonassessable.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the Shares (the “Current Report”), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion letter as an exhibit to the Current Report and its incorporation by reference and the reference to our firm in that report.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP